Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Insmed Incorporated 2000 Stock Incentive Plan, of our report dated January 16, 2002, with respect to the consolidated financial statements of Insmed Incorporated included in the Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/  ERNST & YOUNG LLP

Richmond, Virginia
May 3, 2002